Exhibit 99.1

bleuacacia receives notice of deficiency from Nasdaq

NEW YORK, September 11, 2024 – bleuacacia ltd (NASDAQ: BLEU) announced today that on September 6, 2024, it received a notice (the “Notice”) from the Listing Qualifications department of The Nasdaq Stock Market LLC (“Nasdaq”) that the Company no longer complies with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”), which requires companies with securities listed on Nasdaq to timely file all required periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). As previously disclosed in the Notification of Late Filing on Form 12b-25 filed by the Company with the SEC on August 15, 2024 (the “Form 12b-25”), the Company is delayed in filing its Quarterly Report on Form 10-Q for the period ended June 30, 2024 (the “Form 10-Q”) due to the reasons described in the Form 12b-25.

The Notice has no immediate effect on the listing or trading of the Company’s common stock on Nasdaq.

The Company has 60 calendar days, or until November 5, 2024, to submit a plan to regain compliance with the Listing Rule (the “Plan”). Pursuant to the Notice, if Nasdaq accepts the Plan, Nasdaq can grant the Company an exception of up to 180 calendar days from the due date of the Form 10-Q, or until February 17, 2025, to regain compliance with the Listing Rule.

There can be no assurance that the Company will be able to regain compliance within the applicable time period. In addition, if the Company does not regain compliance within the applicable time period, Nasdaq could provide a notice that the Company’s securities will become subject to delisting. If the Company receives such delisting notice, Nasdaq rules permit the Company to appeal the decision to a hearings panel.